Main Street and Main Incorporated
Subsidiaries of the Registrant

     Name of Subsidiaries                         State of Incorporation
     --------------------                         ----------------------
Main St. Hospitality, Inc.                               Arizona
Main Entertainment, Inc.                                 Arizona
Cornerstone Production, Inc.                            Delaware
Main St. Northwest, Inc.                                 Arizona
Fiddlesticks, Inc.                                       Arizona
Main St. California, Inc.                                Arizona
Main St. Midwest, Inc.                                   Arizona
Main St. El Paso, Inc.                                   Arizona
Main St./Cornerstone Texas, Inc.                           Texas
Main St. Louisiana Restaurants, Inc.                     Arizona